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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Deborah Carty                             Clint Cantwell
NexMed, Inc.                              Rubenstein Investor Relations, Inc.
(609) 208-9688, ext: 159                  212-843-8001
dcarty@nexmed.com                         ccantwell@rubensteinir.com

                    NEXMED RECEIVES $5 MILLION CASH INFUSION

Robbinsville, NJ, June 12, 2002 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative topical treatments based on its proprietary drug delivery technology, today announced that it has raised $5 million in gross proceeds from the issuance of a convertible note (the "Note") and warrants. The Tail Wind Fund Ltd, an investor in world's leading growth companies, was one of two purchasers and the purchaser of the majority of the issue.

A spokesperson for The Tail Wind Fund Ltd. said, "Given that NexMed's topical treatment for erectile dysfunction has already been approved and launched in China and Hong Kong, and that U.S. Phase 2 trials have been successfully completed, we believe that the outlook for U.S. approval for Alprox-TD(R) is unusually strong. Additionally, the initial readings from the first Phase 2 take home trial for Femprox(R), a similar product for female sexual arousal disorder, look encouraging." The spokesperson further added, "The erectile dysfunction market is expected to grow from its current approximate worldwide size of $2 billion, to possibly double that over the next three years. A market this size should accommodate different types of treatment, including topical ones. It thus appears to us that NexMed's opportunity is substantial, and that the company has an excellent chance of achieving it."

The Note is payable on November 30, 2005 and is secured by a mortgage on NexMed's manufacturing facility in East Windsor, New Jersey. The Note is convertible at a conversion price initially equal to $4.08, a 27% premium to the average of recent market prices (the "Conversion Price"). Principal accretes on the Note on a semi-annual basis at a rate of 5% per annum, and the Company may pay such amounts in cash or by effecting the automatic conversion of such amount into NexMed's common stock, par value $0.001, (the "Common Stock") at a 10% discount to average market prices. Subject to certain exceptions, NexMed has prepayment rights for portions of the principal amount, payable in cash or by conversion into Common Stock at a 10% discount to average market prices. The purchasers also received warrants to purchase 389,408 shares of Common Stock (the "Warrants") at a price equal to the Conversion Price. NexMed has agreed to file a registration statement with the SEC for the shares of Common Stock that are issuable if the purchasers elect to convert the Note and exercise the Warrants.

Dr. Y. Joseph Mo, President and C.E.O., commented, "The successful closing of this transaction is an acknowledgement of the potential of our technologies and products." Dr. Mo added, "As of the end of May, over 650 patients have completed testing in our 2 ongoing pivotal Phase 3 studies for Alprox-TD(R) and over 400 of these patients have elected to participate in the open label study. Currently, we have approximately 1,800 patients enrolled in our Phase 3 program. We anticipate that upon successful completion of the two pivotal studies by year-end, we will file the NDA for Alprox-TD(R) during the first half of 2003."

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ABOUT NEXMED, INC.

NexMed, Inc., is an emerging pharmaceutical and medical technology company, with a product development pipeline of innovative topical drug treatments based on the NexACT(R) transdermal drug delivery technology. Its two lead NexACT(R) products under development are the Alprox-TD(R) and Femprox(R) creams for erectile dysfunction and female sexual arousal disorder, respectively. NexMed is also developing Viratrol(R), a hand-held treatment device for herpes simplex lesions.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.